UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Bateman, II, Walter R.
   Harleysville Group Inc.
   355 Maple Avenue
   Harleysville, PA  19438
2. Issuer Name and Ticker or Trading Symbol
   Harleysville Group Inc.
   HGIC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board, President & Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |Code  |                  | A/|           |  Owned at         |Indir |                           |
                    |Date  | Date |      |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock        |10/11/|---   |W5    |300               |A  |---        |81,330 (1)         |D     |                           |
                    |97    |      |      |                  |   |           |                   |      |                           |
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                    |      |      |      |                  |   |           |111.5025 (2)       |I     |By Child                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|Code  | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |(Month/|(Month|      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
             |rity    |Day/   |/Day/ |      |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
             |        |Year)  |Year) |      |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Total includes Dividend Reinvestment Plan share acquired
12/31/02.
(2) Total includes 1.4149 shares acquired on 9/30/02 and 12/30/02 in the Harleysville Group Inc. Dividend Reinvestment Plan.
SIGNATURE OF REPORTING PERSON
Walter R. Bateman, II
By: Roger A. Brown, Attorney-In-Fact
DATE
02/14/2003